Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2016 SECOND QUARTER

OKLAHOMA CITY, Oklahoma…August 8, 2016… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results from continuing operations of the chemical business for the second quarter ended June 30, 2016.

Second Quarter Highlights

•	Start-up of 375,000 tons per year ammonia plant at El Dorado Facility

•	Entered into sale agreement of the Climate Control Business, which closed on July 1, 2016

•	Net sales from continuing operations of $110.0 million

•	EBITDA from continuing operations of $9.6 million; adjusted EBITDA from continuing operations of $11.1 million, including El Dorado ammonia start-up costs of $3.8 million

•	Operating loss from continuing operations of $8.9 million; adjusted operating loss from continuing operations of $3.5 million, including El Dorado ammonia start-up costs of $3.8 million

•	Net loss from continuing operations applicable to common shareholders of $17.7 million, or $0.70 loss per diluted share; adjusted net loss from continuing operations applicable to common shareholders of $18.3 million, or $0.73 loss per diluted share, including El Dorado ammonia start-up costs of $2.3 million, net of tax

“We achieved two major milestones during the second quarter that make us very optimistic about our Company’s future,” stated Daniel Greenwell, LSB’s President and CEO. “First, we completed and brought online the new 375,000 tons per year ammonia plant at our El Dorado Facility. With the addition of ammonia production, El Dorado’s financial performance should improve in the second half of 2016 as a result of significantly lower feedstock costs, along with a greater overall volume of ammonia to upgrade to other products and to sell as part of our previously announced ammonia offtake agreement. Secondly, we closed the sale of our Climate Control Business to NIBE Industrier AB for $364 million which will allow us to deleverage, reduce our overall cost of capital and focus on improving the financial and operational performance of our Chemical Business.”

“Turning to our second quarter 2016 financial performance, results for our chemical operations declined relative to the prior year quarter due largely to lower selling prices for our agricultural products and El Dorado ammonia plant start-up costs. While the spring nitrogen fertilizer application was strong resulting in robust demand for our fertilizer products, pricing in the second quarter was relatively low compared to the last several years due to lower commodity prices for grains and anticipated capacity expansions for nitrogen fertilizer facilities throughout the U.S.”

“Our industrial end markets remain solid given the continued gradual improvement in the U.S. economy. However, we do not anticipate meaningful recovery of sales to mining customers. Clearly, tough times continue for coal mining companies in the U.S., both from commodity price and regulatory standpoints, with little relief in sight. As a result, we are working on shifting the capacity at El Dorado previously used to make LDAN for mining applications towards HDAN for agricultural use in order to fully leverage our new ammonia plant at that facility. We do however, see LDAN as an important market for us to continue to serve.”

“In addition to our accomplishments at El Dorado, we were very pleased with the performance of our other facilities during the second quarter. Our Pryor Facility has made significant improvements as we achieved an ammonia on-stream rate of 96% for the three-month period compared to 92% in the first quarter of 2016 and 86% in the second quarter of 2015. Our Cherokee Facility continues to run very well with an ammonia on-stream rate of 100% for the period compared to 96% in the first quarter of 2016 and 94% in the second quarter of 2015. We expect continued consistent production for the balance of 2016 post our turnarounds at Pryor and Cherokee, as we continue our focus on the further implementation of enhanced reliability programs at all of our facilities.”

	Three Months Ended June 30,
	2016		2015
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Agricultural	$60.3	55%	$67.6	54%	(10.8)%
Industrial, Mining and Other	$49.7	45%	57.9	46%	(14.2)%

	$110.0		$125.5		(12.4)%

Comparison of 2016 to 2015 periods:

•	Net sales of agricultural products decreased, driven by a 28-30% decline in selling prices of our key products, as indicated in the table below. Offsetting some of the reduction in selling prices were increases in sales volumes for UAN and HDAN, which were higher by 36% and 43%, respectively. Our UAN sales volumes were higher due to improved on-stream rates at our Pryor Facility while HDAN sales volumes were higher due to stronger demand and favorable weather conditions in the markets we sell into. Industrial acids and other chemical products sales decreased as a result of lower product selling prices and sales volumes. Sales volumes were lower primarily as a result of a planned turnaround at the Baytown Facility during the second quarter resulting in less product for sale.

•	Operating income and EBITDA declined primarily as a result of lower selling prices and higher operating costs partially offset by lower overall natural gas and ammonia feedstock costs and higher on-stream rates at our Pryor Facility. Operating costs were higher during the second quarter of 2016 primarily due to start-up and commissioning activities at our El Dorado Facility. Please refer to “Non-GAAP Reconciliation” in the financial tables below for a reconciliation of Non-GAAP financial measures to the most directly comparable GAAP financial measures.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended June 30,
	2016	2015	% Change
Product (tons sold)
Urea ammonium nitrate (UAN)	120,481	88,440	36%
High density ammonium nitrate (HDAN)	87,688	61,119	43%
Ammonia	18,657	22,761	(18)%
Other	11,237	9,240	22%

	238,063	181,560	31%

	Three Months Ended June 30,
	2016	2015	% Change
Average Selling Prices (price per ton) (A)
UAN	$182	$253	(28)%
HDAN	$232	$333	(30)%
Ammonia	$379	$525	(28)%

(A)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons

With respect to sales of Industrial, Mining and Other Chemical Products, the following table indicates the volumes sold of our major products:

	Three Months Ended June 30,
	2016	2015	% Change
Product (tons sold)
Nitric acid	115,128	134,333	(14)%
LDAN/HDAN	19,404	16,453	18%
AN solution	25,251	26,189	(4)%
Ammonia	18,378	10,571	74%

	178,161	187,546	(5)%

Input Costs
Average purchased ammonia cost/ton	$308	$455	(32)%
Average natural gas cost/MMbtu	$2.34	$3.16	(26)%

Financial Position and Capital Additions

As of June 30, 2016, our total cash and investments were $22.8 million.

Capital additions were approximately $46.4 million in the second quarter of 2016, including $40.8 million relating to the expansion projects at our El Dorado Facility. Planned capital additions for the remainder of 2016, in the aggregate, are estimated to be in the range of $25 million to $30 million. Beginning in 2017, annual maintenance capital additions for our facilities are expected to be between $40 million to $50 million. In addition, we expect to incur approximately $8 million in total turnaround expenses at our Cherokee and Pryor facilities during the third quarter 2016. With the finalization of the El Dorado expansion and the sale of the Climate Control Business, we expect consolidated depreciation and amortization to be $60 million to $65 million in 2016 and $70 million to $75 million in 2017.

Total long-term debt, including the current portion was $559.6 million at June 30, 2016 compared to $520.4 million at December 31, 2015. Borrowings on our Working Capital Revolver Loan, included in the current portion at June 30, 2016 were $30.9 million. Borrowing availability, which is tied in to eligible accounts receivable and inventories, was $38 million at June 30, 2016. However, upon closing of the sale of our Climate Control Business, on July 1, 2016, the full outstanding balance on our revolver was repaid. Based on remaining chemical related accounts receivable and inventories, our borrowing availability after repayment of the $30.9 million remained at approximately $38 million. Interest expense, net of capitalized interest, for the second quarter of 2016 was $6.4 million compared to $2.2 million for the same period in 2015. The capitalization of interest related to investments in the El Dorado ammonia plant ceased when the plant went into service in May 2016, resulting in an increase in interest expense during the quarter. Annual interest going forward, on the current level of debt should be approximately $45 million.

The aggregate liquidation value of preferred stock was $227.3 million, inclusive of accrued dividends at June 30, 2016 of $17.3 million. On April 1, 2016 we successfully refinanced our $12 million promissory note related to our Marcellus Shale assets. Furthermore, we received the remaining $5 million in financing related to the El Dorado ammonia storage tank in May 2016.

Revised Volume Outlook

The Company’s revised outlook for our sales volumes for the second half and full year of 2016 are as follows:

Products	Second Half 2016 Sales (tons)	Full Year 2016 Sales (tons)
Agriculture:
UAN	220,000 – 230,000	435,000 – 445,000
HDAN	70,000 – 80,000	210,000 – 220,000
Ammonia	40,000 – 50,000	110,000 – 120,000
Industrial, Mining and Other:
Nitric acid	275,000 – 290,000	525,000 – 540,000
LDAN/HDAN	45,000 – 55,000	75,000 – 85,000
AN Solution	22,000 – 27,000	68,000 – 73,000
Ammonia	110,000 – 120,000	135,000 – 145,000

Conference Call

LSB’s management will host a conference call covering the second quarter results on Tuesday, August 9, 2016 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments. Participating in the call will be President and CEO, Dan Greenwell and Executive Vice President and CFO, Mark Behrman. Interested parties may participate in the call by dialing (708) 290-0754. Please call in 10 minutes before the conference is scheduled to begin and mention conference ID 94985763. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: our ability to deleverage with proceeds of the Climate Control Business sale; financial performance improvement in the second half of 2016; view on sales to mining customers; estimates of consolidated depreciation and amortization and future turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities, including our Cherokee and Pryor Facilities after turnarounds; our projections of trends in the fertilizer market; improvement of our financial and operational performance; reduction of our overall cost of capital; our planned capital additions for 2016; and volume outlook.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to: general economic conditions; weather conditions; ability to install necessary equipment and renovations at our Facilities in a timely manner; changes to federal legislation or adverse regulations; increased competitive pressures, domestic and foreign; ability to complete transactions to address our leveraged balance sheet and cash flow requirements; loss of significant customers; increased costs of raw materials; and other factors set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2015 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, which contain a discussion of a variety of factors which could cause future outcomes to differ materially from the forward-looking statements contained in this release. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify and forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months and Six Months Ended June 30,

	Three Months		Six Months
	2016	2015	2016	2015
	(In Thousands, Except Per Share Amounts)
Net sales	$109,982	$125,503	$208,954	$259,103
Cost of sales (A)	107,853	112,887	212,989	225,688

Gross profit (loss)	2,129	12,616	(4,035)	33,415
Selling, general and administrative expense	10,874	14,546	21,768	25,746
Other expense (income), net	138	(333)	389	(491)

Operating income (loss)	(8,883)	(1,597)	(26,192)	8,160
Interest expense, net	6,446	2,229	7,796	5,626
Non-operating other income, net	(3,970)	(45)	(2,014)	(80)

Income (loss) from continuing operations before provisions (benefit) for income taxes	(11,359)	(3,781)	(31,974)	2,614
Provisions (benefit) for income taxes	(3,671)	(907)	(8,521)	1,251

Income (loss) from continuing operations	(7,688)	(2,874)	(23,453)	1,363
Net income from discontinued operations, including taxes	22,779	3,291	23,603	5,703

Net income	15,091	417	150	7,066
Dividends on convertible preferred stocks	75	—	150	300
Dividends on Series E redeemable preferred stock	7,629	—	14,979	—
Accretion of Series E redeemable preferred stock	2,241	—	4,484	—
Net income attributable to participating securities	91	—	—	—

Net income (loss) attributable to common Stockholders	$5,055	$417	$(19,463)	$6,766

Income (loss) per common share:
Basic
Income (loss) from continuing operations	$(0.70)	$(0.13)	$(1.81)	$0.05
Income from discontinued operations, including taxes	0.90	0.15	0.99	0.25

Net income (loss)	$0.20	$0.02	$(0.82)	$0.30

Diluted
Income (loss) from continuing operations	$(0.70)	$(0.13)	$(1.81)	$0.05
Income from discontinued operations, including taxes	0.90	0.15	0.99	0.24

Net income (loss)	$0.20	$0.02	(0.82)	$0.29

(A)	Refer to page 11 for a list of one-time, non-cash items included in cost of sales.

LSB Industries, Inc.

Financial Highlights

Three and Six Months Ended June 30, 2016 and 2015

Selling, general and administrative:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In Thousands)
Selling, general and administrative:
Personnel costs (A)	$5,254	$7,059	$10,576	$12,025
Fees and expenses relating to shareholders (B)	594	3,021	1,118	4,968
Professional fees (C)	1,681	925	3,918	2,277
All other	3,345	3,541	6,156	6,476

Total selling, general and administrative	$10,874	$14,546	$21,768	$25,746

(A)	Decreases in 2016 relate to lower compensation, bonus and training expenses.
(B)	For the first half of 2015, these fees and expenses include costs associated with evaluating and analyzing proposals received from certain activist shareholders and dealing, negotiating and settling with those shareholders in order to avoid proxy contests.
(C)	Increases in professional fees in 2016 are primarily related to our review of strategic initiatives and updates to our corporate governance policies and practices.

LSB Industries, Inc.

Consolidated Balance Sheets

	June 30,	December 31,
	2016	2015
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$22,836	$127,195
Accounts receivable, net	43,410	49,601
Inventories:
Finished goods	15,860	19,029
Raw materials	2,930	5,428

Total inventories, net	18,790	24,457
Supplies, prepaid items and other:
Prepaid insurance	4,470	10,563
Precious metals	10,617	12,918
Supplies	21,661	18,681
Prepaid and refundable income taxes	7,387	6,811
Other	3,192	4,701

Total supplies, prepaid items and other	47,327	53,674
Deferred income taxes	5,718	4,774
Current assets held for sale	114,468	72,996

Total current assets	252,549	332,697
Property, plant and equipment, net	1,093,609	978,709
Intangible and other, net	15,756	16,640
Noncurrent assets held for sale	—	33,781

	$1,361,914	$1,361,827

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	June 30,	December 31,
	2016	2015
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$72,987	$87,999
Short-term financing	3,666	9,119
Accrued and other liabilities	35,603	39,808
Revolving credit facility	30,907	—
Current portion of long-term debt	15,173	22,468
Current liabilities held for sale	47,289	32,526

Total current liabilities	205,625	191,920
Long-term debt	513,505	497,954
Noncurrent accrued and other liabilities	9,223	8,786
Noncurrent liabilities held for sale	—	12,136
Deferred income taxes	31,681	52,179
Commitments and contingencies
Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stocks, no par value, 210,000 shares issued and outstanding; aggregate liquidation preference of $227,266,000 ($212,287,000 as of December 31, 2015)	196,735	177,272
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,280,685 shares issued (27,131,724 at December 31, 2015)	3,128	2,713
Capital in excess of par value	192,152	192,249
Retained earnings	228,837	248,150

	427,117	446,112
Less treasury stock, at cost:
Common stock, 3,317,503 shares (3,735,503 shares at December 31, 2015)	21,972	24,532

Total stockholders’ equity	405,145	421,580

	$1,361,914	$1,361,827

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income plus interest expense, depreciation, depletion and amortization of property plant and equipment (which includes amortization of other assets and excludes interest included in amortization), plus provision for income taxes less income from discontinued operations. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income to EBITDA for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	($ in millions)
LSB Consolidated
Net income	$15.1	$0.4	$0.2	$7.1
Plus:
Interest expense	6.4	2.2	7.8	5.6
Depreciation and amortization	14.6	9.3	25.6	17.4
Provision (benefit) for income taxes	(3.7)	(0.9)	(8.5)	1.3
Income from discontinued operations	(22.8)	(3.3)	(23.6)	(5.7)

EBITDA	$9.6	$7.7	$1.5	$25.7

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted Operating Income, EBITDA, Adjusted Net Income (Loss) from continuing operations applicable to Common Stock and Adjusted Income (Loss) from continuing operations per Diluted Share

Adjusted operating income, adjusted EBITDA, adjusted net income (loss) from continuing operations applicable to common stock and adjusted income (loss) from continuing operations per diluted share are reported to show the impact of a one-time consulting fee, start-up/commissioning costs, certain fair market value adjustments, non-cash stock based compensation, non-cash loss on disposal of property, plant, and equipment, Delaware unclaimed property liability, and life insurance recovery. We believe that the inclusion of supplementary adjustments to operating income, EBITDA, net income (loss) from continuing operations applicable to common stock and diluted income per common share from continuing operations, are appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of operating income (loss), EBITDA, net income (loss) from continuing operations applicable to common stock and diluted income (loss) from continuing operations per common share excluding the impact of the supplementary adjustments.

LSB Consolidated ($ in millions except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating income (loss) Plus:	$(8.9)	$(1.6)	$(26.2)	$8.2
Consulting Fee- Negotiated property tax savings at El Dorado	—	—	12.1	—
Loss on disposal of property, plant, and equipment	0.6	—	0.6	—
Stock based compensation	1.0	0.3	1.9	0.6
Start-up/ Commissioning costs at El Dorado	3.8	—	5.1	—

Adjusted operating income (loss)	$(3.5)	$(1.3)	$(6.5)	$8.8

EBITDA Plus:	$9.6	$7.7	$1.5	$25.7
Consulting Fee- Negotiated property tax savings at El Dorado	—	—	12.1	—
Loss on disposal of property, plant, and equipment	0.6	—	0.6	—
Stock based compensation	1.0	0.3	1.9	0.6
Start-up/ Commissioning costs at El Dorado	3.8	—	5.1	—
Fair market value adjustment on preferred stock embedded derivatives	(3.9)	—	(1.4)	—
Delaware unclaimed property liability	—	—	0.3	—
Life insurance recovery	—	—	(0.7)	—

Adjusted EBITDA	$11.1	$8.0	$19.4	$26.3

Net income (loss) from continuing operations applicable to common stock Plus:	$(17.7)	$(2.9)	$(43.1)	$1.1
Consulting Fee- Negotiated property tax savings at El Dorado (net of tax)	—	—	7.4	—
Loss on disposal of property, plant, and equipment (net of tax)	0.4	—	0.4	—
Stock based compensation (net of tax)	0.6	0.2	1.2	0.4
Start-up/ Commissioning costs at El Dorado (net of tax)	2.3	—	3.1	—
Fair market value adjustment on preferred stock embedded derivatives (non-tax deductible)	(3.9)	—	(1.4)	—
Delaware unclaimed property liability (net of tax)	—	—	0.2	—
Valuation allowance on state net operating losses	—	—	3.7	—
Life insurance recovery (non-tax deductible)	—	—	(0.7)	—

Adjusted net income (loss) from continuing operations applicable to common stock	$(18.3)	$(2.7)	$(29.2)	$1.5

Weighted-average common shares (in thousands)	25,240	22,748	23,823	22,820

Adjusted income (loss) from continuing operations per diluted share	$(0.73)	$(0.12)	$(1.23)	$0.07

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net back” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Agricultural Sales ($ in millions)	$60.3	$67.6	$110.0	$138.6
Less Freight:	4.4	3.4	7.5	8.1

Netback	$55.9	$64.2	$102.5	$130.5